NEWS RELEASE

	Contacts:	Claire A. Hart, Senior Vice President Alon USA Energy, Inc. 972-367-3649
FOR IMMEDIATE RELEASE
Investors: Jack Lascar/Sheila Stuewe DRG&E / 713-529-6600
Media: Blake Lewis Lewis Public Relations 214-635-3020 Ruth Sheetrit SMG Public Relations 011-972-547-555551

ALON USA ANNOUNCES EXPANSION
OF ITS ORGANIZATIONAL STRUCTURE

DALLAS, TX — August 18, 2008 — Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced that the Board of Directors has approved changes to the Company’s organizational structure in order to facilitate management of its expanded operations and to further prepare for the Company’s planned initiatives and future growth opportunities. The management changes are effective immediately.

David Wiessman, Executive Chairman of the Board for Alon USA, commented, “Following our recent acquisition of the Krotz Springs refinery, we have now tripled our refining capacity and significantly expanded our asphalt and retail businesses over the past two years. We have also recently re-structured our branded marketing and retail businesses into a new operating segment. In May of this year, Kyle McKeen rejoined our company as President and CEO of the new branded marketing and retail segment and is leading our IPO initiative for this segment.

“With the structural and organizational changes announced today our Board has taken the next step to expand and restructure our management team to meet the needs of our increased operations and to prepare Alon for the next level of growth and performance.”

The announced management changes include the promotion of Joseph Israel, previously the Vice President of Mergers and Acquisitions, to the position of Chief Operating Officer (COO). In such position, Mr. Israel will have oversight responsibility for the integration and business planning of the Company’s refining and asphalt businesses and will report to Jeff Morris, Alon’s President and CEO. Mr. Israel joined Alon USA in March 2000 and, prior to his promotion was responsible for all growth opportunities within Alon USA, as well as business planning and optimization of the Company’s processes. He also chairs the Risk Management Committee of the Company.

In other organizational changes, Joe Concienne, previously Senior Vice President of Refining and Transportation, will take the role of Senior Vice President of Refining and Supply. Mr. Concienne will have operating responsibilities for all of Alon’s refineries with each of the refinery managers reporting directly to him.

Alan Moret, Senior Vice President, will continue to lead the asphalt segment.

Michael (“Mikey”) Oster, previously General Manager of Commercial Transactions, will become Senior Vice President of Mergers and Acquisitions.

Alon’s financial, legal and administrative departments led by Shai Even (Senior Vice President and CFO), Harlin Dean (Senior Vice President and General Counsel) and Claire Hart (Senior Vice President), respectively, will be adding personnel to their organizations to support the recent and future growth of the organization.

“I am pleased to welcome Joseph to this new leadership position, where he will help manage the future growth of Alon USA,” stated Jeff Morris. “We believe this new management structure will enhance our focus, increase our resources, and provide the ability and the freedom to manage our substantial growth in the refining, asphalt, branded marketing and retail operations. I am proud to work with such a strong cadre of leaders ready to help assure our success.”

Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. The Company owns four crude oil refineries in Texas, California, Louisiana and Oregon, with an aggregate crude oil throughput capacity of approximately 250,000 barrels per day. Alon markets gasoline and diesel products under the FINA brand name and is a leading producer of asphalt. Alon also operates more than 300 convenience stores primarily in West Texas and New Mexico substantially under the 7-Eleven and FINA brand names and supplies motor fuels to these stores primarily from its Big Spring refinery. In addition, Alon supplies approximately 800 additional FINA branded stations.

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